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                                                                       Exhibit 3
                                                                       ---------

                          INVESTMENT ADVISORY AGREEMENT

         THIS INVESTMENT ADVISORY AGREEMENT ("Agreement"), made as of the 7th day of May, 1997, by and between NETWORK IV LLC, a Cayman Islands exempted company (the "Fund"), and GILDEA MANAGEMENT COMPANY, a Delaware, U.S.A. corporation (the "Investment Advisor"):

                              W I T N E S S E T H:

         WHEREAS, the investment objective of the Fund is to provide investors with superior returns substantially exceeding those generally available in the financial markets by opportunistic investing in event-driven special situations, all as more fully described in the Fund's Confidential Private Placement Memorandum dated October 31, 1996 attached hereto as Exhibit A (said Confidential Private Placement Memorandum as further amended and supplemented from time to time by the Fund, including further amendments, supplements (including but not limited to the Supplement dated February 26, 1997), and additional private placement memoranda necessary to offer and sell Shares at any time and from time to time, shall hereinafter be referred to as the "Memorandum");

         WHEREAS, the Fund has sold and intends to sell redeemable voting shares of the Fund (the "Shares") in an offering described in the Memorandum;

         WHEREAS, the Fund desires the Investment Advisor, upon the terms and conditions set forth herein, to act as Investment Advisor for the Fund and to make investment decisions for the Fund with respect to the fund's assets and the Investment Advisor desires so to act;

         WHEREAS, the Investment Advisor is engaged in the business of making investment decisions on behalf of investors; and

         WHEREAS, unless otherwise provided, capitalized terms used herein shall have the same meanings given such terms in the Memorandum.

         NOW, THEREFORE, the parties hereto do hereby agree as follows:

         1. Undertakings of the Investment Advisor

                  (a) The Investment Advisor agrees to make to the Fund all disclosures necessary regarding the Investment Advisor and its affiliates.

                  (b) If the Investment Advisor shall become aware of any materially untrue or misleading statement of a fact or any omission of a material fact contained in the Memorandum regarding the Investment Advisor or its affiliates or of the occurrence of any event or change in circumstances which shall have resulted in there being any such materially untrue or misleading statement of a material fact or any such omission of a material fact, the Investment Advisor promptly shall inform the Fund and cooperate with the

Fund in the preparation of any necessary amendments or supplements to the Memorandum.

                  (c) During the term of this Agreement, the Investment Advisor and its affiliates shall be free to advise other investors as to the purchase and sale of securities, to manage and invest other investors' accounts, and to invest for and on behalf of their own proprietary accounts. Although the Investment Advisor and its affiliates manage investments on behalf of a number of other customer

                               Page 20 of 30 Pages

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accounts, investment decisions and allocations need not necessarily be made in parallel among the Fund's account and the other customer accounts. Investments made by the Fund need not, and are not intended to, necessarily replicate the investments, or the investment methods and strategies of other accounts managed by the Investment Advisor and its affiliates. The Investment Advisor and its affiliates at times and from time to time may elect to apportion major or minor portions of the investments made by the Fund among other accounts managed by the Investment Advisor and its affiliates; however, that apportionment will not necessarily be made in parallel and will not necessarily be based on the capital in each account. Rather, such investments will be allocated among accounts based on the Investment Advisor's perception of the appropriate risk and reward ratio for each account, the investment methodology adopted for each account, the liquidity of the account at the time of the investment and on a going-forward basis, and the overall portfolio composition and performance of the account. Accordingly, the Fund acknowledges that the other accounts managed by the Investment Advisor and its affiliates may produce results that are materially different form those experienced by the Fund. In addition, the Fund understands and agrees that other accounts managed by the Investment Advisor and its affiliates may be competing for the same positions as the Fund, to the possible disadvantage of the Fund.

         2. Duties of the Investment Advisor. The Investment Advisor shall act as Investment Advisor for the Fund. The Investment Advisor shall have sole and exclusive authority and responsibility for directing the investment and reinvestment of the Fund's Net Assets pursuant to and in accordance with the Investment Advisor's best judgment and methodologies, and as refined and modified from time to time in the future by the Investment Advisor, for the period and on the terms and conditions set forth herein. The investment services provided by the Investment Advisor will include, but not be limited to: evaluating potential investments; analyzing and evaluating the capabilities of the management and business plans of potential portfolio companies; negotiating terms, conditions, and price levels of each investment; making sales and placing orders with brokers and dealers to execute portfolio transactions on behalf of the Fund. In assessing the risks and potential returns on investment opportunities, the Investment Advisor may seek advice and assistance from other investment groups and draw upon the expertise and experience of business associates, brokerage firms' research departments, independent research authorities, clients and investors.

         3. Investment Advisor Independent. For all purposes of this Agreement,

the Investment Advisor shall be deemed to be an independent contractor of the Fund, the Investment Advisor shall have no authority to act for or represent the Fund, its affiliates, officers, directors or employees in any way and shall not otherwise be deemed to be an agent of the Fund. Except as shall be specifically provided otherwise in this Agreement, nothing contained herein shall create or constitute the Investment Advisor or the Fund as members of any partnership, joint venture, association, syndicate, unincorporated business, or other separate entity, nor shall be deemed to confer on either of them any express, implied, or apparent authority to incur any obligation or liability on behalf of any other.

         4. Fees

                  (a) Performance Fee. The Investment Advisor will receive a performance fee equal to 20% of Net Profit per Share, if any, calculated at each calendar year-end (or on a Redemption Date if prior to a calendar year-end), but only if Net Profit exceeds a non-compounded annual preferred return of 7% (the "Preferred Return"); Net Profit between 7% and 8.75% will be paid to the Investment Advisor (so that the Investment Advisor will receive 20% of the first 8.75% per annum of Net Profit). The Preferred Return will be pro-rated for partial years through each December 31st, but will not be applicable to Shares redeemed by a Shareholder prior to a December 31st--that is, the Preferred Return will apply only to Shares that have not been redeemed by a Shareholder during a calendar year on a March 31st, June 30th or September 30th (or any date other than December 31st). Net Profit includes both realized and unrealized gains.

                               Page 21 of 30 Pages

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         Net Profit (and Net Loss) is the sum of (i) the net of any profits and losses realized on all investments closed out during the fiscal period plus (ii) the net of any unrealized profits and losses on any open positions as of the end of such fiscal period (after deduction for accrued brokerage commissions and other transaction costs) plus (iii) interest and dividend income, minus (iv) the net of any unrealized profits or losses on open positions as of the end of the preceding fiscal period. Profits and losses are calculated by reference to market value, determined pursuant to the conventions described below in Section 4(d).

         There is Net Profit only if and to the extent there is no Loss Carryforward. The Loss Carryforward is the sum of (i) any cumulative Net Loss from fiscal periods ending prior to the fiscal period of calculation plus (ii) the non-compounded Preferred Return from such prior fiscal periods minus (iii) any cumulative Net Profit for such prior fiscal periods.

         (b) Management Fee. For the services to be rendered to the Fund by the Investment Advisor under this Agreement, in addition to the performance fee provided in subsection (a) above, the Fund shall pay the Investment Advisor a management fee equal to 0.4375% (approximately 1.75% annualized) of the Net Assets of the Fund as of the end of such quarter. The management fee with respect to any Share for any quarter in which such Share has not been outstanding for the entire quarter shall be pro-rated on the basis of the number of whole or partial months the Share has been outstanding during such quarter.

         For purposes of calculating quarterly management fees, Net Asserts are not reduced by any management or performance fees payable or incurred by the Fund during such quarter, any distributions paid during the quarter, or any redemptions payable at quarter-end.

         (c) Other Compensation to the Investment Advisor. The Investment Advisor and its principals and affiliates will be entitled to receive and retain from third parties or portfolio companies any investment banking fees or transaction-related fees, arising from investments made by the Fund, as well as fees for serving on boards of directors of portfolio companies in which the Funds are invested.

         (d) "Net Assets" and Valuation of Securities. The Net Assets of the Fund are the total assets of the Fund, including all cash and cash equivalents (valued at cost), accrued interest, and the market value of all securities and all other assets of the Fund, less all other liabilities of the Fund, including, but not limited to, accrued legal, accounting, and auditing fees, accrued management and performance fees, and any extraordinary expenses, determined in accordance with U.S. generally accepted accounting principles applied under the accrual basis of accounting by the Directors of the Fund in their sole discretion.

         For purposes of determining the value of securities and other interests owned by the Fund, the following conventions shall apply:

         The market value of a security traded on an exchange shall be its closing price or, if applicable, the mean of its closing bid and asked prices on the date of determination. If the exchange on which a security is required to be valued is closed, or if a security did not trade on such exchange on the date of determination, such security shall be valued as if the date of determination were the last previous date on which such exchange was open, or on which such security traded on such exchange. For this purpose, an "exchange" shall mean the exchange on which the security was traded in the greatest volume in the calendar quarter prior to the date of determination and shall include normal securities trading markets which do not meet the formal requirements for exchanges, including, for example, the quotation system of the National Association of Securities Dealers, Inc. ("NASD") customarily known as NASDAQ. Unlisted securities and securities which the Directors believe to be not readily marketable will be valued initially at cost and thereafter with any reduction or increase in value (as the case may be) as the Directors in their absolute discretion shall deem to result in an appropriate estimation of fair value. The Directors may rely in this regard on the opinion of an independent source or sources or on the Investment

                               Page 22 of 30 Pages

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Advisor. Notwithstanding anything to the contrary stated above, if the Directors determine that the valuation of any security or other property does not fully represent market value (whether because of illiquidity or otherwise), the Directors shall value such security or other property as they reasonably determine and shall set forth the basis of such valuation in writing in the Fund's records.

         (e) Time for Payment of Fees. Any performance fees payable to the Investment Advisor in accordance with this Agreement shall be paid by the Fund to the Investment Advisor within 30 days after the end of each calendar year, and any management fee payable to the Investment Advisor in accordance with this Agreement shall be paid by the Fund to the Investment Advisor within 10 days after the end of each calendar quarter; provided, however, that the Investment Advisor may elect pursuant to the provisions of Section 4(f) below to defer the payment of all or any portion of the management and/or performance fees and have such management and performance fees paid to a trust (or other account agreed to by the Fund and the Investment Advisor) to be organized by the Fund for the benefit of the Investment Advisor pursuant to such terms and conditions as the fund and the Investment Advisor shall agree (the "Trust"). In the latter event, the Fund shall transfer such deferred management and/or performance fees, if any, at the times described in the immediately preceding sentence to the Trust pursuant to the terms of a Trust Agreement, a copy of which will be appended to this Agreement. In the case of termination of the Investment Advisor under this Agreement, the performance and management fees shall be computed as if the effective date of termination were the last day of the then current year and quarter, respectively. The terms of the Trust shall at all times conform to the terms of the model trust contained in Revenue Procedure 92-64 or any subsequent pronouncement by the United States Internal Revenue Service containing required terms for an unfunded deferred compensation arrangement.

                  (f) Periodic Election. The Investment Advisor may elect pursuant to the provisions of this Agreement to defer the payment of all or a portion of the management and/or performance fees for a particular fiscal period and pay such management and/or performance fee to the Trust. The management and/or performance fees for such fiscal period shall be payable only as provided herein. Separate elections may be made with respect to each fiscal period; provided, however, that in the absence of a new election with respect to a fiscal period, the election for the most recent prior fiscal period shall apply. An election to defer the payment of all or a portion of the management and/or performance fees for a particular fiscal period and to pay such management and/or performance fees to the Trust shall be made on or before the first day of such fiscal period by a written notice sent by the Investment Advisor to the Fund. Each notice delivered pursuant to this subsection 4(d) shall state:

                            (i) the amount or percentage of the management
and/or performance fees to be paid to the Investment Advisor pursuant to subsection 4(e) hereof, and the amount or percentage of the management and/or performance fees to be deferred and paid to the Trust;

                            (ii) the distribution date(s); and

                            (iii) the amount or percentage of such fees
(inclusive or exclusive of profit and loss thereon) to be distributed by the Trust to the Investment Advisor on each distribution date.

                  (g) Computation of Performance Fees. Promptly after receipt by the Fund of monthly statements from the Fund's broker(s), the Fund shall forward to the Investment Advisor a reasonably itemized statement setting forth the calculation of the amount of the performance fees due or accrued to the Investment Advisor in respect of such month.

                  (h) Soft Dollar Arrangements. the Fund acknowledges that he Investment Advisor may obtain goods or services by directing commission business to broker-dealers which provide the Investment Advisor with such goods or services.

                               Page 23 of 30 Pages

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                  (i) Reduction of Fees Based on Settling Arrangements. The fees payable to the Investment Advisor pursuant to this section 4 shall be reduced pursuant to the provisions of this Section 4(i) to the extent that Net Assets are derived from investors who purchase Shares pursuant to selling arrangements with selling agents ("Selling Agents") contractually retained by the Fund which provide bona fide sales efforts to the Fund and which Selling Agents and Selling Agent arrangements are agreed to by the Investment Advisor.

         5. Policies of the Fund. The activities engaged in by the Investment Advisor on behalf of the Fund shall be subject to the policies and control of the Directors of the Fund.

         The Investment Advisor shall submit such periodic reports to the Directors of the Fund regarding the Investment Advisor's activities hereunder as the Director of the Fund may reasonably request.

         6. Investments. All investments of the Fund shall at all times conform to and be in accordance with the requirements imposed by:

                  (a) any provisions of applicable law;

                  (b) provisions of the Memorandum and Articles of the Fund, as such Memorandum and Articles may be amended, supplemented or revised from time to time;

                  (c) the policies set forth in the Memorandum; and

                  (d) such policies as may be adopted from time to time by the Directors of the Fund.

         7. Reimbursement of the Fund. The Investment Advisor may retain, in connection with its responsibilities hereunder, the services of others to assist in the investment advice to be given to the Fund, but payment for any such services shall be assumed by the Investment Advisor and the Fund shall not have any liability therefor; provided, however, that the Investment Advisor may in its discretion retain the services of legal counsel to advise it in connection with the performance of its activities on behalf of the Fund hereunder and the Fund shall bear full responsibility for and the expense of any legal fees and disbursements arising therefrom.

         8. Expenses of the Fund. The Fund shall bear full responsibility for and the expenses of:


                  (a) directors' and officers' fees and salaries;

                  (b) custodian fees;

                  (c) payment of taxes other than those incurred in connection with facilities and services rendered by the Investment Advisor at the Investment Advisor's expense;

                  (d) the Fund's legal fees and disbursements;

                  (e) maintenance of its corporate records and books of account, including auditing fees and disbursements;

                  (f) organization and conduct of its directors' and shareholders' meetings and the preparation and distribution of all of its shareholders' reports and other communications with shareholders;

                               Page 24 of 30 Pages

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                  (g) the calculation of the net asset value of its shares by its accountants, in a manner determined by its Board of Directors and the publication thereof;

                  (h) soliciting sales and acceptance of subscriptions for its shares;

                  (i) issuing, transferring and redeeming its shares and of paying dividends or making other distributions thereon;

                  (j) brokerage commissions on its purchases and sales of securities;

                  (k) its communications with the public; and

                  (1) other operations and expenses related to the investment of the Fund's assets and which are not related to functions assumed by the Investment Advisor hereunder.

         9. Expenses of the Investment Advisor. Except to the extent otherwise provided in this Agreement, the Investment Advisor will perform its obligations under this Agreement at its own expense, including, without limitation, the salaries of employees necessary for such services, the rent and utilities for the facilities provided and operating expenses, except as assumed by the Fund under this Agreement.

         10. Term and Termination

                  (a) Term and Renewal. This Agreement shall continue in effect until December 31, 1999. Thereafter, this Agreement shall be renewed automatically for additional one-year terms unless either the Fund or the Investment Advisor, upon written notice given not less than 90 days prior to the original termination date or any extended termination date, shall notify the other party of its intention not to renew.

                  (b) Termination. Notwithstanding Section 10(a) hereof, this Agreement shall terminate:

                            (i) immediately if the Fund shall terminate and be
dissolved in accordance with its Memorandum of Association or Articles of Association or otherwise; or

                            (ii) immediately if the Investment Advisor can no
longer effectively implement its investment strategy on behalf of the Fund; or

                            (iii) immediately, at the discretion of the Fund, if
the Investment Advisor shall become bankrupt or insolvent; or

                            (iv) upon not less than thirty (30) days' prior
written notice, at the discretion of the Fund, if the Investment Advisor shall fail to perform any of its obligations under this Agreement; or

                            (v) upon not less than thirty (30) days' prior
written notice, at the discretion of the Investment Advisor, if the Fund shall fail to perform any of its obligations under this Agreement.

                  (c) Fee Payments and Indemnities Survive Termination. The fee payment obligations set forth in Section 4, and the indemnities set forth in
Section 11, of this Agreement shall survive any termination hereof.

                               Page 25 of 30 Pages

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         11. Standard of Liability and Indemnity

                  (a) Standard of Liability. The Investment Advisor and its employees, affiliates, agents, and their respective successors and assigns shall not be liable to the Fund, the Fund's stockholders, directors, officers, employees, principals, affiliates, and agents, and their respective successors and assigns except for an act, omission, conduct, or activity in respect of the Fund which shall be found by a court of competent jurisdiction upon entry of final judgment (or, if no final judgment shall be entered, by an opinion rendered to the fund by independent legal counsel retained by the Fund and acceptable to the Investment Advisor for such purpose) to have constituted fraud, willful misconduct or gross negligence and to have not been done by any such person in good faith and in the reasonable belief that such act, omission, conduct, or activity was in or not opposed to the best interests of the Fund.

                  (b) Fund's Agreement to Indemnify. The Fund shall indemnify, hold harmless, and defend the Investment Advisor and its employees, affiliates and agents, and their respective successors and assigns from and against any loss, liability, claim, demand, damage, cost, and expense (including reasonable attorneys' and accountants' fees and expenses), to which an indemnified party may become subject in respect of the Fund (including in connection with the defense or settlement of claims and in connection with any administrative proceedings), arising out of or based upon this Agreement or the Investment Advisor's activities on behalf of the Fund, provided that such loss, liability, claim, demand, damage, cost, and expense did not constitute fraud, willful misconduct, or gross negligence by the Investment Advisor and was done by the Investment Advisor and its employees, affiliates and agents in good faith and in the reasonable belief that it was in or not opposed to the best interests of the Fund.

                  (c) Indemnity Procedure. Promptly after receipt by an indemnified party under Section 11(b) of notice of the commencement of an action or claim to which either such Section may apply, the indemnified party shall notify the indemnifying party in writing of the commencement of such action or claim if a claim for indemnification in respect of such action or claim may be made against the indemnifying party under either such Section; but the omission so to notify the indemnifying party shall not relieve the indemnifying party from any liability which the indemnifying party may have to the indemnified party under either such Section (except where such omission shall have materially prejudiced the indemnifying party) or otherwise. In case any such action or claim shall be brought against an indemnified party and the indemnified party shall notify the indemnifying party of the commencement of such action or claim, the indemnifying party shall be entitled to participate in such action or claim and, to the extent that the indemnifying party may desire, to assume the defense of such action or claim with counsel selected by the indemnifying party and approved by the indemnified party. After notice from the indemnifying party to the indemnified party of the indemnifying party's election so to assume the defense of such action or claim, the indemnifying party shall not be liable to the indemnified party for any legal, accounting, and other fees and expenses subsequently incurred by the indemnified party in connection with the defense of such actions or claim other than reasonable costs of investigation.

         Notwithstanding any provision of this Section 11(d) to the contrary, if in any action or claim in which both the indemnifying party and the indemnified party are named as parties and the defense of both parties gives rise to a conflict of interest, the indemnified party may retain its own counsel in connection with such action or claim, in which case the indemnifying party shall be responsible for any legal, accounting and other fees and expenses reasonably incurred by or on behalf of it in connection with investigating or defending such action or claim. In no event shall an indemnifying party be liable for the fees and expenses of more than one counsel for all indemnified parties in connection with any one action or claim or in connection with separate but similar or related actions or claims in the same jurisdiction arising out of the same general allegations. An indemnifying party shall not be liable for a settlement of any such action or claim effected without its written consent, but if any such action or claim shall be settled with the written consent of an indemnifying party or if there shall be a final judgment for the plaintiff in any such action or claim, the indemnifying party shall indemnify, hold harmless, and defend

                               Page 26 of 30 Pages

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an indemnified party from and against any loss, liability, or expense in accordance with Section 6 by reason of such settlement or judgment.

                  (d) The Fund shall advance to the Investment Advisor the reasonable costs and expenses of investigating and/or defending any loss, liability, claim, demand, or damage to which the Investment Advisor may become subject in respect of the Fund, subject to receiving a written undertaking from the Investment Advisor to repay any such amounts advanced to it in the event and to the extent of any subsequent determination that the Investment Advisor was not entitled to indemnification under this Section 11.

         12. Representations and Warranties

                  (a) The Investment Advisor hereby represents and warrants to the Fund as follows:

                            (i) The Investment Advisor has full power and
authority and is permitted by applicable law to enter into and carry out its obligations under this Agreement and own its properties and conduct its business as described in this Agreement.

                            (ii) The performance of the obligations under this
Agreement by the Investment Advisor will not conflict with, violate the terms of or constitute a default under any indenture, mortgage, deed of trust, loan agreement, management or advisory agreement, or other agreement or instrument to which the Investment Advisor or its employees or affiliates is a party or by which any such person is bound or to which any of the property or assets of any such person is subject, or any order, rule, law, regulation or other legal requirement applicable to any such person or to the property or assets of any such person.

                            (iii) The Investment Advisor has complied and will
continue to comply with all laws, rules, and regulations having application to its or his business, properties, and assets. Except to the extent otherwise disclosed to the Fund, there are no actions, suits, proceedings, or investigations pending or threatened against the Investment Advisor or its principals, at law or in equity or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, any self-regulatory organization, or any exchange that might be material to an investor investing in the Fund.

                            (iv) The Investment Advisor is duly organized and
validly existing under the laws of the State of Delaware.

                            (v) The Investment Advisor represents and the Fund
acknowledges and agrees that:

                                      (A) The performance fee and management fee
may create an incentive for the Investment Advisor to make investments that are riskier or more speculative than would be the case in the absence of such fees.

                                      (B) The Investment Advisor may receive
increased compensation with regard to unrealized appreciation as well as realized gains in the Fund's account.


                                      (C) The performance fee may result in
substantially higher payments than alternative compensatory arrangements with other managers.

                            (vi) The foregoing representations and warranties
shall be continuing during the term of this Agreement and if at any time any event shall occur which could make any of the

                               Page 27 of 30 Pages
foregoing materially incomplete or inaccurate, the Investment Advisor promptly shall notify the Fund of the occurrence of such event.

                  (b) The Fund hereby represents and warrants to the Investment Advisor as follows:

                            (i) The information contained in the Memorandum,
other than information supplied by the Investment Advisor, is true, accurate, and complete in all material respects and does not contain any misleading or untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

                            (ii) The Fund has full power and authority and is
permitted by applicable law to enter into and carry out its obligations under this Agreement and to own its properties and conduct its business as described in this Agreement and the Memorandum.

                            (iii) The performance of the obligations under this
Agreement by the Fund will not conflict with, violate the terms of, or constitute a default under any indenture, mortgage, deed of trust, loan agreement, management or advisory agreement, or other agreement or instrument to which the Fund is a party or by which the Fund is bound or to which any of the property or assets of the fund is subject, or any other, rule, law, regulation, or other legal requirement applicable to the fund or to the property or assets of the Fund.

                            (iv) The Fund has all required governmental and
regulatory registrations and memberships necessary to carry out its obligations under this Agreement.

                            (v) The Fund has complied and will continue to
comply with all laws, rules, and regulations having application to its business, properties, and assets. Except as set forth in the Memorandum, there are no actions, suits, proceedings, or investigations pending or threatened against the Fund, at law or inequity or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, any self-regulatory organization, or any exchange.

                            (vi) The Fund is duly organized and validly existing
under the laws of the jurisdiction of its incorporation.


                            (vii) This Agreement constitutes an arm's length
agreement between the Fund and the Investment Advisor. The Fund understands the method of compensation provided for herein and its risks.

                            (viii) The foregoing representations and warranties
shall be continuing during the term of this Agreement and if at any time any event shall occur which could make any of the foregoing incomplete or inaccurate, the Fund shall promptly notify the Investment Advisor of the occurrence of such event.

         13. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding as between the parties unless it shall be in writing and signed by the party against whom enforcement is sought.

         14. Assignment. This Agreement shall not be assigned by either party hereto without the prior express written consent of the other party.

                               Page 28 of 30 Pages

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         15. Amendment; Waiver. This Agreement shall not be amended except by a writing signed by the parties hereto. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or form any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

         16. Severability. If any provision of this Agreement, or the application of any provision to any person or circumstance, shall be held to be inconsistent with any present or future law, ruling, rule, or regulation of any court or governmental or regulatory authority having jurisdiction over the subject matter hereof, such provision shall be deemed to be rescinded or modified in accordance with such law, ruling, rule, or regulation, and the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it shall be held inconsistent, shall not be affected thereby.

         17. Notices. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered by courier service, postage prepaid mail, telex, telegram, or other similar means and shall be effective upon actual receipt by the party to which such notice shall be directed, addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

                   if to the Fund:

                   Network IV LLC
                   P.O. Box 219
                   Butterfield House
                   Grand Cayman
                   Cayman Islands, B.W.I.
                   Fax: (809) 949-8154


                   with copies to:

                   Abacus Asset Management Limited
                   La Motte Chambers
                   St. Helier
                   Jersey JB1 1BJ
                   Channel Islands
                   Fax: (441) 53 460 2433

                   and

                   William Natbody, Esq.
                   Rosenman & Cohn, LLP
                   575 Madison Avenue
                   New York, New York 10020
                   Fax: (212) 940-7079

                   if to the Investment Advisor:

                   Gildea Management Company
                   115 Putnam Avenue, 3rd Floor
                   Greenwich, Connecticut 06830
                   Att: Bill O'Donnell
                   Fax: (203) 861-6727

                               Page 29 of 30 Pages

         18. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, U.S.A. (excluding the law thereof which requires the application of or reference to the law of any other jurisdiction).

         19. Consent to Jurisdiction. The parties hereto agree that any action or proceeding arising directly, indirectly, or otherwise in connection with, out of, related to, or from this Agreement, any breach hereof, or any transaction covered hereby, shall be resolved, whether by arbitration or otherwise, within the County, City, and State of New York. Accordingly, the parties consent and submit to the jurisdiction of the federal and state courts and any applicable arbitral body located within the County, City, and State of New York. The parties further agree that any such action or proceeding brought by either party to enforce any right, assert any claim, or obtain any relief whatsoever in connection with this Agreement shall be brought by such party exclusively in the federal or state courts, or if appropriate before any applicable arbitral body, located within the County, City, and State of New York.

         20. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         21. Headings. Headings to sections and subsections in this Agreement are for the convenience of the parties only and are not intended to be a part of or to affect the meaning or interpretation hereof.

         22. No Third Party Beneficiaries. This Agreement is not intended to and shall not convey any rights to persons not a party to this Agreement.

         23. Sales Literature and Reports. No sales literature or reports to investors describing the Investment Advisor, its investment strategies, personnel, or performance (other than the performance of the Fund) will be distributed by the Fund or its agents without the prior written approval of the Investment Advisor.

         IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first written above.

                                            NETWORK IV LLC

                                            By: /s/ Peter Bailey
                                               ----------------------------
                                                Name:  Peter Bailey
                                                Title: Director

                                            GILDEA MANAGEMENT COMPANY

                                            By: /s/ William P. O'Donnell
                                               ----------------------------
                                                Name:  William P. O'Donnell
                                                Title: Managing Director

                               Page 30 of 30 Pages